HOUSTON, May 8 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, today announced results for the first quarter of 2003.


     Highlights of Quarterly Results

     (In millions, except per share amounts)
                                                      Three Months Ended
                                                           March 31,
                                                     ---------------------
                                                     2003          2002(A)
                                                     ----          -------

    Total Revenues                                   $580.1         $601.3
    Total Gross Profits                              $112.5         $119.2
    Net Income / (Loss)                               $42.3         $(88.7)
    Diluted Earnings / (Loss) Per Share                $.13          $(.24)
    Cash Flows from Operating Activities             $183.3          $82.8
    Capital Expenditures                              $21.2          $18.3
    Cash and Cash Equivalents                        $152.9         $200.6 (B)
    Total Debt                                     $1,744.3       $1,984.8 (B)

    (A) The Company has reclassified certain prior year amounts throughout this press release to conform to the current period financial presentation with no effect on previously reported result of operations, financial condition or cash flows.
    (B)  Prior year amounts as of December 31, 2002.

    -- Revenues and gross profits for the first quarter of 2003 were reduced as a result of asset disposition and joint ventures completed in 2002 and a decrease in the number of funeral services performed in North America.
    -- Gross profits for the first quarter of 2003 were positively affected by improvements in the Company's North America cemetery operations.
    -- Cash flows from operating activities increased $100.5 million or 121.4% in the first quarter of 2003 over the prior period. This increase was primarily a result of increases in the receipts of tax refunds of approximately $72.5 million and the continuing improvements in the cash flows of the Company's North America funeral and cemetery businesses despite reductions in the number of funeral services performed in North America.
    -- Capital expenditures increased $2.9 million or 15.8% in the first quarter of 2003 compared to 2002 primarily as a result of increased expenditures to maintain the Company's North America funeral and cemetery operations.
    -- The Company continued to improve its financial condition during the first quarter of 2003. The Company's total debt less cash and cash equivalents decreased by $192.8 million or 10.8% during the quarter.

    Commenting on the Company's first quarter 2003 financial results, SCI President and Chief Operating Officer, Tom Ryan, said:

    "I am pleased with the continued ability of our funeral and cemetery operations to deliver strong cash flows despite the decline in the number of funeral services performed during the quarter. I believe our ability to produce strong cash flows affords us unique opportunities to grow shareholder value. As previously communicated, our near-term operating initiatives are designed to produce continued working capital improvements and a higher quality and more predictable mix of cash earnings versus non-cash earnings. Our North America cemetery operations led the way during the quarter by focusing on delivery of high quality cemetery property or heritage sales, while reducing the infrastructure costs of the organizational structure and improving the processes and quality of our preneed sales efforts."


    Detailed Comparable Operating Results

    The following table and segment analysis summarizes the Company's comparable results for the first quarters of 2003 and 2002. Comparable financial information excludes operations that have been acquired or constructed after January 1, 2002 and operations that have been divested or joint ventured by the Company prior to March 31, 2003. Comparable financial results are meant to be reflective of the Company's "same store" results of operations.



     (Dollars in millions, except funeral
      services performed and average revenue           Three Months Ended
      per funeral service)                                  March 31,
                                                      ---------------------
                                                       2003           2002
                                                      ------         ------
    North America Funeral Revenues                    $299.9         $309.4
    International Funeral Revenues                    $138.6         $114.7
                                                      ------         ------
      Funeral Revenues                                $438.5         $424.1

    North America Funeral Gross Profits                $68.7          $81.5
    International Funeral Gross Profits                $19.5          $16.8
                                                      ------         ------
      Funeral Gross Profits                            $88.2          $98.3

    North America Funeral Services Performed          70,102         74,010
    France Funeral Services Performed                 35,604         37,180
    North America Average Revenue Per Funeral
     Service                                          $4,119         $4,015
    France Average Revenue Per Funeral Service,
     Excluding Currency Effect                        $2,337         $2,244

    North America Cemetery Revenues                   $133.9         $138.9
    International Cemetery Revenues                     $7.1           $7.7
                                                      ------         ------
      Cemetery Revenues                               $141.0         $146.6

    North America Cemetery Gross Profits               $24.3          $16.5
    International Cemetery Gross Profits                $1.3           $1.3
                                                      ------         ------
      Cemetery Gross Profits                           $25.6          $17.8


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

    Funeral Segment Analysis - First Quarter 2003
    -- The decrease in North America funeral revenues quarter over quarter was a result of a 5.3% decrease in funeral services performed, partially offset by a 2.6% increase in the average revenue per funeral service.
    -- The Company's Dignity Memorial(R) packaged funeral plan initiative continues to drive overall growth in the average revenue per funeral service in North America despite the increasing mix of cremation funeral services which typically carry a lower average revenue than a traditional funeral service.
    -- The North America funeral gross margin was 22.9% versus 26.3% in the prior year quarter. The gross margin decline was primarily a result of the effect of lower revenues reported during the first quarter of 2003 on the fixed cost structure of the Company's funeral network, partially offset by reductions in costs resulting from strategic changes in the Company's prearranged funeral sales efforts.
    -- North America funeral locations had an average cremation rate of 39.0% compared to 37.1% in the prior year quarter. The average revenue per cremation increased $73 or 3.7% over the prior year quarter.
    -- In North America, 31.8% of funeral services performed were previously prearranged compared to 31.6% in the prior year quarter. Revenues from the performance of prearranged funeral contracts had an average revenue per funeral service of $3,958 compared to $3,896 in the first quarter of 2003 and 2002, respectively.
    -- The increase in international funeral revenues was driven by a 21.4% increase in France's funeral revenues. Excluding the favorable effect of currency, France's funeral revenues were relatively flat compared to the prior year quarter. Gross profits from the Company's French funeral operations increased approximately $2.7 million or 16.9%. France's financial performance during the quarter was affected by a 4.2% decrease in the number of funeral services performed compared to the prior year quarter, offset by increases in the average revenue per funeral service, additional and incremental products and services offered to client families and increases in the delivery and average revenue for burial monuments.

    Cemetery Segment Analysis - First Quarter 2003
    -- North America cemetery revenues decreased by $5.0 million or 3.6% compared to the prior year quarter. Increases in North America cemetery revenues from the sale of cemetery property and from revenues recognized from cemetery property development were offset by reductions in revenues from cemetery trust fund income related to financial market conditions and cemetery merchandise delivered during the quarter.
    -- The North America cemetery gross margin was 18.1% versus 11.9% in the prior year quarter. The gross margin increase was primarily due to a reduction in selling costs as a result of significant changes to the Company's preneed sales structure and processes, and due to higher profits from cemetery property sales during the quarter. The Company believes the focus on high quality cemetery property or heritage sales and the improvements made in the preneed sales organizational structure and processes has brought enhanced quality and stability to its cemetery gross profits. These improvements also more than offset the negative impact from the reductions in cemetery trust fund income related to financial market conditions.
    -- International cemetery revenues decreased primarily as a result of unfavorable currency effects in South America in the first quarter of 2003 compared to the first quarter of 2002. International cemetery gross profits were flat compared to the prior year quarter as cost management efforts were successful in mitigating unfavorable currency effects and a difficult South American economic environment.

    Other Costs and Expenses

    The Company recognized a net credit of $5.1 million during the quarter in the income statement line item Impairment losses and other operating expenses as a result of receiving more cash proceeds than originally anticipated related to the Company's ongoing programs to dispose of certain North America operating assets. The Company adjusts previous estimates of impairment losses once divestitures occur under the Company's asset disposition programs. The Company also recognized $4.2 million of Gains from dispositions during the quarter related to the same North America disposition programs as a result of more cash proceeds being received than the book basis of the divested assets.

    The Company has three components of overhead costs in North America: general and administrative expenses, home office overhead and field overhead. Home office and field overhead costs are allocated to funeral and cemetery operations in North America while general and administrative expenses are disclosed in a separate line item on the income statement. Excluding approximately $4.6 million of accelerated non-cash amortization expense for existing capitalized system costs described below, the sum of all three components of the Company's overhead costs in North America declined in the first quarter of 2003 compared to the prior year quarter. Home office and field overhead costs totaled $38.4 million in the first quarter of 2003 compared to $39.7 million in the same period of 2002. The decline is primarily related to reductions in incentive compensation as a result of changes to the compensation structure and processes of the Company's preneed sales efforts. In the first quarter of 2003, general and administrative expenses were $21.4 million compared to $15.7 million in 2002 and increased primarily as a result of the $4.6 million of accelerated non-cash amortization expense for existing capitalized system costs stated above. In April 2002, the Company made the decision to implement new information systems and as a result accelerated amortization of its existing capitalized systems. Also included in general and administrative expenses in the first quarter of 2003 is an expense of $0.8 million for a new long-term incentive compensation program. The Company also initiated programs and incurred non-recurring additional costs during the quarter to outsource its payroll and payables functions. These outsourcing programs are in addition to its trust function already outsourced and are expected to further reduce overhead costs in the future.

    The Company recognized $4.0 million of Other income during the first quarter of 2003 compared to $8.2 million in the prior year quarter. The
$4.0 million during the quarter primarily related to interest income earned, cash overrides received from the Company's former North America insurance company and gains on early extinguishments of debt, offset by foreign currency transactional losses related to short-term intercompany transactions recognized in the first quarter of 2003.

    Interest expense was $6.0 million less in the first quarter of 2003 compared to the prior year quarter as a result of the significant debt reductions the Company has experienced over the last twelve months.

    The Company's consolidated effective tax rate was 37.0% during the quarter compared to 28.3% from continuing operations in the prior year quarter. The increase in the effective tax rate is related to the utilization in previous years of the Company's net operating loss carry-forwards related to its French operations.


    Cash Flows

    The Company produced $183.3 million in cash flows from operating activities during the quarter compared to $82.8 million in the first quarter of 2002. Included in cash flows from operating activities are unusual tax refunds of $94.5 million and $22.0 million received in the first quarters of 2003 and 2002, respectively. The Company had capital expenditures of $21.2 million during the quarter compared to $18.3 million in the prior year quarter. Included in capital expenditures are $17.1 million and $13.2 million for the first quarter of 2003 and 2002, respectively, of capital improvements deemed reasonably necessary to maintain the Company's facilities in a condition consistent with Company standards. Excluding the unusual cash tax refunds noted above, cash flows from operating activities less capital expenditures deemed reasonably necessary to maintain the Company's facilities was $71.7 million in the first quarter of 2003 compared to $47.6 million in the prior year quarter. This increase in cash flows was a result of working capital improvement in the Company's North America funeral and cemetery business, primarily related to decreases in accounts receivables.

    Conference Call

    The Company will host a conference call this morning (Thursday, May 8, 2003) at 8:00 a.m. Central time. A question and answer session will follow a brief presentation made by the Company. The conference call dial-in number is (719) 457-2665. The conference call will also be broadcast live via the Internet at http://www.firstcallevents.com/service/ajwz380995946gf12.html . After the completion of the live conference call today, a replay of the conference call can be accessed at (719) 457-0820 with the confirmation code of 762634 through May 22, 2003.


    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "may", "anticipate", "forecast", "predict" and words of similar meaning that convey the uncertainty of future events or outcomes. These statements are based on assumptions that the Company believes are reasonable; however, many important factors could cause the Company's actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. Important factors which could cause actual results of the Company to differ materially from those in forward-looking statements include, among others, the following:


     1) Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect the Company, particularly, but not limited to, levels of trust fund income, interest expense and negative currency translation effects.
     2) Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.
     3) The Company's ability to successfully implement its strategic plan related to producing operating improvements, strong cash flows and further deleveraging as discussed herein and in the Company's Form 10-K for the year ended December 31, 2002.
     4) The Company's ability to successfully implement its plan to reduce costs and increase cash flows associated with significant changes being made to the Company's organizational structure, process and quality of its sales efforts.
     5) Changes in consumer demand and/or pricing for the Company's products and services due to several factors, such as changes in local number of deaths, cremation rates, competitive pressures and local economic conditions.
     6) Changes in domestic and international political and/or regulatory environments in which the Company operates, including potential changes in tax, accounting and trusting policies.
     7) The Company's ability to successfully access surety and insurance markets at a reasonable cost.
     8) The Company's ability to successfully exploit its substantial purchasing power with certain of the Company's vendors.
     9) The Company's ability to successfully complete its ongoing process improvement and system implementation projects, including the Company's replacement of its North America point-of-sale information technology systems.
     10) The outcomes of pending lawsuits against the Company involving alleged violations of securities laws.
     11) The outcomes of pending lawsuits in Florida involving certain cemetery locations, including the possibility of criminal charges or other civil claims being filed against the Company, its subsidiaries or its employees.


    For further information on these and other risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's 2002 Annual Report on Form 10-K. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

    Service Corporation International, headquartered in Houston, Texas, is the world's largest funeral and cemetery company. The Company has an extensive nationwide network of providers, including 2,266 funeral service locations, 436 cemeteries and 189 crematoria providing funeral and cemetery services in 8 countries as of March 31, 2003. For more information about Service Corporation International, please visit our website at www.sci-corp.com

     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497


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

                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF OPERATIONS

     (In thousands, except per share amounts)            First Quarter
                                                    -----------------------
                                                      2003           2002
                                                    --------       --------
    Revenues:
      Funeral                                       $439,287       $448,341
      Cemetery                                       140,806        152,924
                                                    --------       --------
                                                     580,093        601,265
    Gross profits:
      Funeral                                         87,249        100,785
      Cemetery                                        25,306         18,379
                                                    --------       --------
                                                     112,555        119,164
                                                    --------       --------
    General and administrative expenses              (21,411)       (15,731)
    Impairment losses and other operating expenses     5,104         (4,894)
                                                    --------       --------
      Operating income                                96,248         98,539
                                                    --------       --------

    Interest expense                                 (37,396)       (43,386)
    Other income, net                                  4,012          8,184
    Gains from dispositions                            4,230          1,982
                                                    --------       --------
      Income before income taxes and cumulative
       effect of accounting change                    67,094         65,319
    Income tax expense                               (24,825)       (18,470)
                                                    --------       --------
      Income before cumulative effect of
       accounting change                              42,269         46,849
    Cumulative effect of accounting change (net
     of income tax benefit of $11,234)                   ---       (135,560)
                                                    --------       --------
      Net income (loss)                             $ 42,269       $(88,711)
                                                    ========       ========
    Basic income (loss) per share:
      Income before cumulative effect of
       accounting change                                $.14           $.16
      Cumulative effect of accounting change             ---           (.46)
                                                    --------       --------
        Net income (loss)                               $.14          $(.30)
                                                    ========       ========
    Diluted income (loss) per share:
      Income before cumulative effect of
       accounting change                                $.13           $.15
      Cumulative effect of accounting change             ---           (.39)
                                                    --------       --------
        Net income (loss)                               $.13          $(.24)
                                                    ========       ========
    Basic weighted average number of shares          297,775        292,653
                                                    ========       ========
    Diluted weighted average number of shares        348,665        345,554
                                                    ========       ========

                      SERVICE CORPORATION INTERNATIONAL
                          CONSOLIDATED BALANCE SHEET

      (In thousands, except per share amounts)     March 31,     December 31,
                                                      2003           2002
                                                   ---------     ------------
    Assets
    Current assets:
      Cash and cash equivalents                     $152,885       $200,625
      Receivables, net of allowances                 278,137        291,765
      Inventories                                    131,372        135,529
      Other                                           33,669        126,980
                                                 -----------    -----------
        Total current assets                         596,063        754,899
                                                 -----------    -----------

    Prearranged funeral contracts                  4,403,214      4,273,790
    Long-term receivables, net of allowances       1,116,120      1,156,458
    Cemetery property, at cost                     1,543,551      1,567,584
    Property, plant and equipment, at cost (net)   1,212,408      1,188,340
    Deferred charges and other assets                592,658        598,536
    Goodwill                                       1,188,902      1,184,178
                                                 -----------    -----------
                                                 $10,652,916    $10,723,785
                                                 ===========    ===========

    Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable and accrued liabilities      $351,266       $361,910
      Current maturities of long-term debt            16,948        100,330
      Income taxes                                     8,608          2,043
                                                 -----------    -----------
        Total current liabilities                    376,822        464,283
                                                 -----------    -----------

    Long-term debt                                 1,727,364      1,884,508
    Deferred prearranged funeral contract revenues 4,788,564      4,659,994
    Deferred preneed cemetery contract revenues    1,633,953      1,672,661
    Deferred income taxes                            537,375        522,453
    Other liabilities                                217,665        216,115
    Stockholders' equity:
      Common stock, $1 per share par value,
       500,000,000 share authorized,
       298,510,409 and 297,010,237, issued and
       outstanding (net of 2,516,396 treasury
       shares, at par)                               298,510        297,010
      Capital in excess of par value               2,263,416      2,259,936
      Accumulated deficit                         (1,003,760)    (1,046,029)
      Accumulated other comprehensive loss          (186,993)      (207,146)
                                                 -----------    -----------
        Total stockholders' equity                 1,371,173      1,303,771
                                                 -----------    -----------
                                                 $10,652,916    $10,723,785
                                                 ===========    ===========


                                     Page 8
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                      SERVICE CORPORATION INTERNATIONAL
                     CONSOLIDATED STATEMENT OF CASH FLOWS

     (In thousands)                                     First Quarter
                                                     -----------------------
                                                      2003            2002
                                                     -------       ---------
    Cash flows from operating activities:
    Net income (loss)                                $42,269       $(88,711)
    Adjustments to reconcile net income (loss)
     to net cash provided by operating activities:
      Cumulative effect of accounting change,
       net of tax                                        ---        135,560
      Depreciation and amortization                   40,942         39,730
      Provision for deferred income taxes             17,313         10,284
      Impairment losses and other operating
       expenses                                       (5,104)         4,894
      Payments on restructuring and
       non-recurring charges                          (3,297)        (2,594)
      Gains from dispositions                         (4,230)        (1,982)
      Gains on early extinguishments of debt          (2,321)          (946)
      Changes in assets and liabilities, net of
       effects from acquisitions and dispositions:
        Decrease (increase) in receivables            25,519        (15,606)
        Decrease in other assets                      91,560         15,016
        Decrease in payables and other liabilities   (25,179)       (15,061)
        Other                                          7,498         (1,251)
      Net effect of prearranged funeral
       production and maturities                      (1,711)         3,459
                                                    --------       --------
    Net cash provided by operating activities        183,259         82,792

    Cash flows from investing activities:
      Capital expenditures                           (21,248)       (18,304)
      Proceeds from divestitures and sales of
       property and equipment                         29,035          8,617
      Proceeds from joint ventures and sales of
       equity investments, net of cash retained          ---        266,704
      Distributions from equity investments in
       excess of earnings                              4,766            ---
      Net (deposits) withdrawals of
       restricted funds                               (6,950)        11,297
      Other                                              ---            755
                                                    --------       --------
    Net cash provided by investing activities          5,603        269,069

    Cash flows from financing activities:
      Net decrease in borrowings under
       credit agreements                                 ---        (29,061)
      Payments of debt                               (79,319)        (4,644)
      Early extinguishments of debt                 (161,738)       (55,321)
      Bank overdrafts and other                        3,075         14,384
                                                    --------       --------
    Net cash used in financing activities           (237,982)       (74,642)
    Effect of foreign currency                         1,380         (1,652)
                                                    --------       --------
    Net (decrease) increase in cash and cash
     equivalents                                     (47,740)       275,567
    Cash and cash equivalents at beginning
     of period                                       200,625         29,292
                                                    --------       --------
    Cash and cash equivalents at end of period      $152,885       $304,859
                                                    ========       ========


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